Company Contacts:
Randy L. Kotler
Chief Accounting Officer/ Interim Chief Financial Officer
Telephone: 800-542-4008
Email: investor@tousa.com

Hunter Blankenbaker
Director of Corporate Communications
Telephone: 954-965-6606
Email: hblankenbaker@tousa.com

TOUSA Reports Second Quarter 2006 Financial Results

Highlights of the second quarter include (compared to the prior year period):

•	Net income of $67.6 million, a 48% increase

•	Homebuilding revenues of $659.6 million, a 7% increase

•	Combined(1) net sales orders of 2,117, a 34% decrease

•	Stockholder’s equity of $1.1 billion

•	Revised 2006 net income guidance to a range between $231.0 million and $262.0 million

HOLLYWOOD, Fla., August 7, 2006 — Technical Olympic USA, Inc. (NYSE: TOA) today released financial results for the three and six months ended June 30, 2006.

Net income for the second quarter of 2006 increased 48% to $67.6 million (or $1.10 per diluted share) from $45.7 million (or $0.79 per diluted share) for the quarter ended June 30, 2005. These results reflect an after-tax charge of $4.0 million (or $0.07 per diluted share) for severance and other costs associated with streamlining the organization for the quarter ended June 30, 2006.

Homebuilding revenues for the second quarter of 2006 were $659.6 million, a 7% increase over the $615.8 million of homebuilding revenues in the second quarter of 2005 due primarily to an increase in the average sales price of homes delivered. The Company’s average selling price on its consolidated homes delivered increased 9% to $315,000 in the second quarter of 2006 from $289,000 in the second quarter of 2005. The number of combined homes delivered increased to 3,224 in the second quarter of 2006 from 2,215 in the second quarter of 2005.

The Company’s gross profit margin as a percentage of home sales increased 190 basis points in the second quarter of 2006 to 24.9% from 23.0% in the second quarter of 2005. The Company’s net profit margin as a percentage of home sales improved 260 basis points in the second quarter of 2006 to 10.5% from 7.9% in the second quarter of 2005.

During the quarter, the Company began implementing efforts to reduce its staffing levels to better align its cost structure with anticipated reduced levels of activities and softening market conditions. The Company expects these efforts will increase efficiencies and streamline the organization and, in the long-term, yield meaningful annualized cost savings. The Company’s results reflect an after-tax charge related to severance and other costs associated with streamlining the organization of $4.0 million (or $0.07 per diluted share) in the second quarter of 2006 and $4.7 million (or $0.08 per diluted share) for the six months ended June 30, 2006. Severance and other costs associated with streamlining the organization of $6.4 million and $7.5 million for the three and six months ended June 30, 2006, respectively, are included in selling, general and administrative expenses.

“We are pleased with our second quarter results, which represent TOUSA’s 10th consecutive quarter of year-over-year quarterly earnings increases,” said Antonio B. Mon, President and Chief Executive Officer of TOUSA. “Currently, conditions in most of our markets are different than those experienced during 2005; a year we believe represented unsustainable levels of activity. Current business conditions are characterized by increased inventories of new and existing homes, higher incentives, increased cancellation rates, lower traffic levels, increased competition among builders and a lack of buyer urgency. Additionally, we faced difficult net sales order comparisons due to the record net sales orders reported in the second quarter of last year.”

Mr. Mon continued, “It is clear that many of our housing markets are in a difficult transition to more sustainable levels of activity. While the duration of this transition is unknown, we continue to proactively address our position in each of our markets in many ways. We are continually reviewing each of our communities to determine profit and velocity goals and we have re-assessed our land and lot supplies and continue to re-negotiate land and finished homesite contracts. We also continue to work with our suppliers and sub-contractors as part of TOUSA’s integrated approach to reduce material and labor costs. We are also actively managing our general and administrative costs to increase efficiencies and help offset the increased sales and marketing costs necessary by the more competitive market.”

“During this period, we remain committed to strengthening our balance sheet to prepare our company for long-term success. At June 30, 2006, we did not have any borrowings under our revolving credit facility and we have curtailed approving new land acquisitions in most markets, except Texas. We are also streamlining our organization to create greater efficiencies and improve our operations. Our net debt-to-capitalization ratio at the end of the second quarter of 2006 was 48% and we believe we can reduce this ratio in the future.”

The Company reported combined net sales orders of 2,117 for the second quarter of 2006, a 34% decrease from the 3,185 reported in the second quarter of 2005. The sales value of combined net sales orders in the second quarter of 2006 was $0.7 billion, a 33% decrease from the $1.0 billion reported in the second quarter of 2005. The average price of the Company’s combined net sales orders in the second quarter of 2006 increased slightly to $325,000, compared to $324,000 reported in the second quarter of 2005.

The Company’s combined homes in backlog increased 18% to 8,793 homes in the second quarter of 2006 from 7,460 homes in the second quarter of 2005. The increase in backlog primarily is due to the acquisition of Transeastern’s homebuilding assets and operations in August 2005, through a joint venture, which included a significant amount of backlog (3,038 homes). The Company’s consolidated sales value of homes in backlog decreased 13% to $1.8 billion in the second quarter of 2006, from $2.1 billion in the second quarter of 2005. The sales value of homes in backlog for unconsolidated joint ventures at June 30, 2006 was $1.1 billion.

The Company’s income from joint ventures increased 367% to $37.9 million in the second quarter of 2006 from $8.1 million in the second quarter of 2005. The joint ventures delivered 1,190 homes and generated $388.4 million in revenues in the second quarter of 2006.

For The Six Months Ended June 30, 2006

Net income for the first six months of 2006 increased 70% to $122.6 million (or $1.99 per diluted share) from $72.1 million (or $1.24 per diluted share) for the six months ended June 30, 2005. These results reflect an after-tax charge of $4.7 million (or $0.08 per diluted share) for severance and other costs associated with streamlining the organization. Also included in net income for the first six months of 2006 are incremental costs of implementing new stock option expense rules that resulted in an after-tax charge of $2.0 million (or $0.03 per diluted share).

Homebuilding revenues for the six months ended June 30, 2006 were $1.3 billion, an 11% increase over the $1.1 billion of homebuilding revenues in the first six months of 2005 primarily due to an increase in the average sales price of homes delivered. The Company’s average selling price on homes delivered increased 11% to $314,000 in the first six months of 2006 from $282,000 in the first six months of 2005. The Company reported 5,993 combined home deliveries in the first six months of 2006, a 42% increase over the 4,223 combined home deliveries the first six months of 2005.

The Company’s gross profit margin as a percentage of home sales increased 260 basis points in the six months ended June 30, 2006 to 25.0% from 22.4% in the six months ended June 30, 2005. The Company’s net profit margin as a percentage of home sales improved 340 basis points in the first six months of 2006 to 10.0% from 6.6% in the first six months of 2005.

Earnings Guidance

The Company is revising its 2006 annual net income guidance to a range between $231.0 million and $262.0 million (or $3.73 to $4.23 per diluted share) based on 62.0 million fully diluted shares outstanding. This earnings guidance is based upon the following:

Guidance	Range

Consolidated revenues from home sales	$2.60 billion- $2.75 billion

Revenues of unconsolidated joint ventures	$1.25 billion- $1.45 billion

Combined Deliveries:	12,400- 13,100

Consolidated	8,300- 8,600

Unconsolidated joint ventures	4,100- 4,500

Combined average sales price on deliveries	$310,000- $320,000

Pretax earnings from joint ventures	$115.0 million- $130.0 million

Financial services pretax income	$22.0 million- $25.0 million

Net pretax gains from land sales	$20.0 million- $40.0 million

EBITDA	$440.0 million- $500.0 million

“Our revised earnings guidance reflects our expectation of continued difficult market conditions. Our margins are currently being impacted by the higher use of incentives, increased sales and marketing costs, and a mix shift to markets with lower margins, and we expect this trend to continue for the foreseeable future,” said Mr. Mon. “Additionally, we believe current market conditions will continue to curtail our ability to sell land for the remainder of this year.”

“Despite the current market conditions, we believe the fundamental housing drivers such as population growth, new household formations, and job creation in our markets will continue to provide future opportunities for TOUSA.”

The Company will hold a conference call and web cast on Tuesday, August 8, 2006 at 11:00 a.m. Eastern Time to discuss the second quarter and six months financial results for 2006. Please dial 866-831-6267 (domestic) or 617-213-8857 (international) and use the pass code 66393029.  Participants must dial in 5 to 10 minutes prior to the scheduled start time for registration. If you are unable to participate on the call, a replay will be available starting at 2:00 p.m. Eastern Time on August 8 and will run through 12:00 a.m. Eastern Time on August 22. The replay telephone numbers are 888-286-8010 (domestic) and 617-801-6888 (international) and the code is 89635321.

Endnote: (1) As used herein, “consolidated” information refers only to information relating to our operations which are consolidated in our financial statements; “combined” information includes consolidated information and information relating to our unconsolidated joint ventures.

Website address: www.tousa.com

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in various metropolitan markets in 10 states located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release may contain forward-looking statements, including the Company’s expectations regarding (i) our 2006 earnings and operational guidance, including earnings and operational guidance regarding our unconsolidated joint ventures, (ii) the effects of the challenging homebuilding market on the Company and the Company’s responses to such market, (iii) our ability to perform well in the housing market, (iv) the Company’s expectations regarding its margins, (v) the Company’s commitment to strengthen its balance sheet, (vi) the Company’s belief regarding the further reduction of its net debt-to-capitalization ratio, and (vii) population, job, and economic growth in the Company’s markets. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to these forward-looking statements, including those described above, these factors include (i) events or changes in factors that may impact the ability, or willingness, of customers to enter into or close on new home purchases, such as increases in interest or unemployment rates, or a decline in consumer confidence or the demand for, or the prices of, housing, (ii) events which would impede the ability of the Company to open new communities and/or deliver homes within anticipated timeframes and/or within anticipated budgets, such as unexpected delays in construction and development schedules, including those due to governmental regulations or approvals, or shortages in or increased costs of materials or subcontractor labor, (iii) the impact of the Company’s and its joint ventures’ decisions to intentionally slow sales rates to match production rates in certain markets, (iv) the impact of other events over which the Company has little or no control, such as weather conditions or terrorist activities or attacks, (v) the terms of, and our ability to realize the expected benefits from, the Company’s joint ventures, and (vi) the internal need, and external demand, for land within the Company’s portfolio. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2005, filed with the Commission on March 10, 2006.

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
HOMEBUILDING:
Revenues:
Home sales	$641.6	$582.1	$1,227.9	$1,094.5
Land sales	18.0	33.7	46.0	54.9

	659.6	615.8	1,273.9	1,149.4
Cost of sales:
Home sales	482.2	448.2	921.2	849.2
Land sales	12.8	29.9	37.7	46.7

	495.0	478.1	958.9	895.9

Gross profit	164.6	137.7	315.0	253.5
Selling, general and administrative expenses	104.4	77.1	201.8	156.5
(Income) from joint ventures, net	(37.9)	(8.1)	(65.7)	(10.7)
Other (income), net	(2.4)	(2.3)	(4.4)	(4.2)

Homebuilding pretax income	100.5	71.0	183.3	111.9
FINANCIAL SERVICES:
Revenues	17.4	11.4	32.6	21.4
Expenses	11.0	9.0	21.7	17.7

Financial Services pretax income	6.4	2.4	10.9	3.7

Income before provision for income taxes	106.9	73.4	194.2	115.6
Provision for income taxes	39.3	27.7	71.6	43.5

Net income	$67.6	$45.7	$122.6	$72.1

EARNINGS PER COMMON SHARE:
Basic	$1.13	$0.82	$2.06	$1.29

Diluted	$1.10	$0.79	$1.99	$1.24

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	59,572,856	56,083,450	59,580,962	56,078,578

Diluted	61,405,216	58,189,548	61,539,678	58,157,052

CASH DIVIDENDS PER SHARE	$0.015	$0.015	$0.030	$0.027

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in millions, except par value)

	June 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
HOMEBUILDING:
Cash and cash equivalents:
Unrestricted	$39.6	$26.2
Restricted	2.9	3.1
Inventory:
Deposits	215.3	218.5
Homesites and land under development	807.4	650.3
Residences completed and under construction	855.4	747.4
Inventory not owned	218.5	124.6

	2,096.6	1,740.8
Property and equipment, net	30.6	27.1
Investments in unconsolidated joint ventures	249.9	254.5
Receivables from unconsolidated joint ventures	83.0	60.5
Other assets	104.2	133.2
Goodwill	108.8	108.8

	2,715.6	2,354.2
FINANCIAL SERVICES:
Cash and cash equivalents:
Unrestricted	7.7	8.7
Restricted	3.2	3.1
Mortgage loans held for sale	45.1	43.9
Other assets	11.8	12.8

	67.8	68.5

Total assets	$2,783.4	$2,422.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
HOMEBUILDING:
Accounts payable and other liabilities	$285.2	$329.4
Customer deposits	76.0	79.3
Obligations for inventory not owned	218.5	124.6
Notes payable	1,060.5	811.6
Bank borrowings	—	65.0
	1,640.2	1,409.9
FINANCIAL SERVICES:
Accounts payable and other liabilities	6.4	6.4
Bank borrowings	38.2	35.1

	44.6	41.5

Total liabilities	1,684.8	1,451.4
Stockholders’ equity:
Preferred stock — $0.01 par value; 3,000,000 shares authorized; none issued or outstanding	—	—
Common stock — $0.01 par value; 97,000,000 shares authorized and 59,590,519 and 59,554,977 shares issued and outstanding at June 30, 2006, and December 31, 2005, respectively	0.6	0.6
Additional paid-in capital	479.4	480.5
Unearned compensation	—	(7.7)
Retained earnings	618.6	497.9

Total stockholders’ equity	1,098.6	971.3

Total liabilities and stockholders’ equity	$2,783.4	$2,422.7

Selected Homebuilding Operations and Financial Data

The following tables set forth certain operating and financial data for our homebuilding operations in our four major geographic regions, Florida, the Mid-Atlantic, Texas, and the West (dollars in millions, except average price in thousands):

	Three Months Ended June 30,						Six Months Ended June 30,
	2006			2005			2006			2005
Deliveries:	Homes	$		Homes	$		Homes	$		Homes	$

Consolidated:
Florida	753		$278.9	760		$223.3	1,499		$544.9	1,517		$436.2
Mid-Atlantic	171		64.7	155		64.3	333		134.7	277		111.3
Texas	768		186.7	454		110.2	1,413		344.8	847		204.3
West	342		111.3	643		184.3	663		203.5	1,238		342.7

Consolidated total	2,034		641.6	2,012		582.1	3,908		1,227.9	3,879		1,094.5
Unconsolidated joint ventures:
Florida	689		204.9	—		—	1,061		321.1	—		—
Mid-Atlantic	28		8.3	32		9.6	88		25.8	47		13.8
West	473		175.2	171		55.5	936		343.7	297		89.6

Total unconsolidated joint ventures	1,190		388.4	203		65.1	2,085		690.6	344		103.4

Combined total	3,224		$1,030.0	2,215		$647.2	5,993		$1,918.5	4,223		$1,197.9

	Three Months Ended June 30,						Six Months Ended June 30,
	2006			2005			2006			2005
Net Sales Orders(1):	Homes	$		Homes	$		Homes	$		Homes	$

Consolidated:
Florida	624		$237.1	776		$261.3	1,250		$491.9	1,482		$514.9
Mid-Atlantic	175		70.2	205		89.5	334		137.4	396		173.4
Texas	825		208.7	735		190.7	1,643		411.9	1,424		356.5
West	222		78.8	983		310.0	776		270.7	1,818		584.6

Consolidated total	1,846		594.8	2,699		851.5	4,003		1,311.9	5,120		1,629.4
Unconsolidated joint ventures:
Florida	86		46.4	—		—	120		68.4	—		—
Mid-Atlantic	15		3.2	67		24.3	58		14.8	100		34.3
West	170		44.0	419		155.1	584		185.3	700		247.8

Total unconsolidated joint ventures	271		93.6	486		179.4	762		268.5	800		282.1

Combined total	2,117		$688.4	3,185		$1,030.9	4,765		$1,580.4	5,920		$1,911.5

(1) Net of cancellations

		June 30,			2006				June 30,				2005
Sales Backlog:		Homes			$		Avg	Price	Homes		$		Avg Price

Consolidated:
Florida			2,688	$983.7				$366		2,861		$977.5	$342
Mid-Atlantic			247			97.3		$394		465		204.0	$439
Texas			1,468			386.6		$263		1,120		289.6	$259
West			964			371.0		$385		1,889		630.8	$334

Consolidated total			5,367	1,838.6				$343		6,335		2,101.9	$332
Unconsolidated joint ventures:
Florida			2,173			642.9		$296		32		7.7	$242
Mid-Atlantic			62			20.3		$328		189		60.1	$318
West			1,191			427.1		$359		904		321.3	$355

Total unconsolidated joint ventures			3,426	1,090.3				$318		1,125		389.1	$346

	Combined total		8,793	$2,928.9				$333		7,460		$2,491.0	$334

			Three Months Ended June 30,										Six Months Ended June 30,

		2006					2005					2006		2005

Average Price:	Deliveries		Sales Orders		Deliveries			Sales Orders		Deliveries			Sales Orders	Deliveries	Sales Orders

Consolidated:
Florida		$370		$380			$294		$337			$364	$394	$288	$347
Mid-Atlantic		$378		$401			$415		$437			$405	$411	$402	$438
Texas		$243		$253			$243		$259			$244	$251	$241	$250
West		$325		$355			$287		$315			$307	$349	$277	$322
Consolidated total		$315		$322			$289		$316			$314	$328	$282	$318
Unconsolidated joint ventures:
Florida		$297		$539			—		—			$303	$570	—	—
Mid-Atlantic		$297		$218			$301		$362			$293	$255	$293	$344
West		$370		$259			$324		$370			$367	$317	$302	$354
Total unconsolidated joint ventures		$326		$345			$321		$369			$331	$352	$301	$353
Combined total		$319		$325			$292		$324			$320	$332	$284	$323

The following table shows our approximate homesite inventory by region and in total for the periods indicated:

Land Supply	June 30,2006	December 31,2005

Consolidated:
Florida	20,300	20,100
Mid-Atlantic	6,200	7,300
Texas	14,000	12,400
West	39,700	29,100

Consolidated total	80,200	68,900
Unconsolidated joint ventures:
Florida	19,500	19,800
Mid-Atlantic	300	400
Texas	500	500
West	5,500	4,700

Unconsolidated joint ventures total	25,800	25,400

Combined total(1)	106,000	94,300

________________________
(1) Includes approximately 73,300 and 60,700 homesites under option contracts by us and our unconsolidated joint ventures as of June 30, 2006 and December 31, 2005, respectively.

Non-GAAP Financial Information

EBITDA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollars in millions)	2006	2005	2006	2005
Net income	$67.6	$45.7	$122.6	$72.1
Add: income taxes	39.3	27.7	71.6	43.5
Add: interest in cost of sales	18.9	17.7	36.6	32.4
Add: depreciation and amortization expense	3.4	3.2	6.9	6.3

EBITDA (1)	$129.2	$94.3	$237.7	$154.3

(1) EBITDA for the full year 2006 will be calculated in the same way.

EBITDA is the sum of net income before: (a) income taxes, (b) amortization of capitalized interest in cost of sales, and (c) depreciation and amortization. The Company included information concerning EBITDA because it believes that it is an indication of the profitability of its core operations and reflects the changes in its operating results. The Company does not use EBITDA as a measure of its liquidity because it does not believe it is a meaningful indication of its cash flow. EBITDA is not required by accounting principles generally accepted in the United States (GAAP), and other companies may calculate EBITDA differently. EBITDA should not be considered as an alternative to operating income or to cash flows from operating activities (as determined in accordance with GAAP) and should not be construed as an indication of the Company’s operating performance or a measure of its liquidity. The Company’s non-GAAP measure has certain material limitations as follows:

•	It does not include interest expense. Because the Company has borrowed money in order to finance its operations, interest expense is a necessary element of its costs and ability to generate revenue. Therefore any measure that excludes interest expense has material limitations;

•	It does not include depreciation and amortization expense. Because the Company uses capital assets, depreciation and amortization expense is a necessary element of the Company’s costs and ability to generate revenue. Therefore any measure that excludes depreciation and amortization expense has material limitations; and

•	It does not include income taxes. Because the payment of income taxes is a necessary element of the Company’s operations, any measure that excludes tax expense has material limitations.

The Company compensates for these limitations by using EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of its operating results.

A reconciliation of EBITDA to net income, the most directly comparable GAAP performance measure, is provided above.

SG&A, Net of Management Fees, as a Percentage of Homebuilding Revenues

			Six months ended
	Three months ended June 30,		June 30,
	2006	2005	2006	2005
(dollars in millions, except for SG&A, net of management fees, per combined delivery)
Selling, general & administrative expenses (SG&A)	$104.4	$77.1	$201.8	$156.5
Less: Management fees earned from unconsolidated joint ventures	10.8	5.6	21.8	6.9

SG&A, net of management fees	$93.6	$71.5	$180.0	$149.6

Homebuilding revenues	$659.6	$615.8	$1,273.9	$1,149.4
SG&A as a percentage of homebuilding revenues	15.8%	12.5%	15.8%	13.6%
SG&A, net of management fees, as a percentage of homebuilding revenues	14.2%	11.6%	14.1%	13.0%
Combined deliveries	3,224	2,215	5,993	4,223
SG&A, net of management fees, per combined delivery	$29,000	$32,300	$30,000	$35,400

SG&A, net of management fees, is not a financial measure required by generally accepted accounting principles (GAAP). Management uses this information, on a total and per combined delivery basis, because management believes these two measures provide a more meaningful measure of SG&A expenses since the Company’s homebuilding revenues do not include revenues recognized by the Company’s unconsolidated joint ventures, but the Company’s SG&A expenses include compensation and other expenses incurred by the Company in connection with its unconsolidated joint ventures. SG&A, net of management fees, has limitations as a measure of performance because it reduces SG&A expenses by the amount of management fees received from the Company’s unconsolidated joint ventures. Management fees reflect the Company’s reimbursement from its unconsolidated joint ventures for the portion of SG&A expenses associated with managing the Company’s unconsolidated joint ventures. Management compensates for these limitations by using SG&A, net of management fees, as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of its financial performance. It is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of SG&A expense, calculated in accordance with GAAP, to SG&A, net of management fees, and the calculation of SG&A, net of management fees, per combined delivery are provided above.

Homebuilding Net Debt to Capital Ratio

	Homebuilding Net Debt to Capital
	June 30, 2006	December 31, 2005
(dollars in millions)
Notes payable	$1,060.5	$811.6
Bank borrowings	—	65.0

Homebuilding borrowings(1)	$1,060.5	$876.6
Less: unrestricted cash	39.6	26.2
Homebuilding net debt	$1,020.9	$850.4
Stockholders’ equity	1,098.6	971.3

Total capital(2)	$2,119.5	$1,821.7

Ratio	48.2%	46.7%

(1)	Does not include obligations for inventory not owned of $218.5 million at June 30, 2006 and $124.6 million at December 31, 2005, all of which are non-recourse to us.

(2)	Does not include Financial Services bank borrowings of $38.2 million at June 30, 2006 and $35.1 million at December 31, 2005.

Homebuilding net debt to capital is not a financial measure required by generally accepted accounting principles (GAAP) and other companies may calculate it differently. The Company has included this information as it believes that the ratio of Homebuilding net debt to capital provides comparability among other publicly-traded homebuilders. In addition, management uses this information in measuring the financial leverage of its homebuilding operations, which is the Company’s primary business. Homebuilding net debt to capital has limitations as a measure of financial leverage because it excludes Financial Services bank borrowings and it reduces the Company’s Homebuilding debt by the amount of its unrestricted cash. Management compensates for these limitations by using Homebuilding net debt to capital as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of its financial leverage. It should not be construed as an indication of the Company’s operating performance or as a measure of its liquidity.

Supplemental Information

We generate revenues from our homebuilding operations (“Homebuilding”) and financial services operations (“Financial Services”), which comprise our reportable segments. Through our Homebuilding operations we design, build and market high quality detached single-family residences, town homes and condominiums in various metropolitan markets in ten states located in four major geographic regions: Florida, the Mid-Atlantic, Texas and the West.

Florida	Mid-Atlantic	Texas	West
Jacksonville	Baltimore/Southern Pennsylvania	Austin	Colorado

Orlando	Delaware	Dallas/Ft. Worth	Las Vegas

Southeast Florida	Nashville	Houston	Phoenix

Southwest Florida	Northern Virginia	San Antonio

Tampa/St. Petersburg

We conduct our Homebuilding operations through our consolidated subsidiaries and through various unconsolidated joint ventures that acquire and develop land for our Homebuilding operations and/or joint ventures that additionally build and market homes. As used in this Form 10-Q, “consolidated” information refers only to information relating to our operations which are consolidated in our financial statements; “combined” information includes consolidated information and information relating to our unconsolidated joint ventures. At June 30, 2006, our investment in these unconsolidated joint ventures was $249.9 million. Additionally, we had receivables of $83.0 million from these joint ventures.

We also seek to use option contracts to acquire land whenever feasible. Option contracts allow us to control significant homesite positions with minimal capital investment and substantially reduce the risks associated with land ownership and development. At June 30, 2006, we controlled approximately 106,000 combined homesites. Of this amount, we owned approximately 24,900 homesites, had option contracts on approximately 55,300 homesites and our unconsolidated joint ventures controlled approximately 25,800 homesites. Based on current housing market conditions, we have curtailed approving new land acquisitions in most of our markets, except Texas.

As part of our land acquisition strategy, from time to time we use our capital to control, acquire and develop larger land parcels that could yield homesites exceeding the requirements of our homebuilding activities. These additional homesites are typically sold to other homebuilders. We confine these activities to selected land-constrained markets where we believe land supplies will remain constrained and opportunities for land sale profits are likely to continue for a period of time. At June 30, 2006, of the 24,900 owned homesites, 8,200 homesites are part of this strategy. Of the 55,300 homesites controlled through option contracts, 19,800 homesites are also part of this strategy. At June 30, 2006, deposits supporting this strategy aggregated $16.6 million. The table below summarizes our controlled homesite supply as of June 30, 2006 and December 31, 2005.

	June 30, 2006			December 31, 2005
						Total
	Owned	Optioned	Total Controlled	Owned	Optioned	Controlled
Consolidated	24,900	55,300	80,200	27,300	41,600	68,900
Unconsolidated joint ventures	7,800	18,000	25,800	6,300	19,100	25,400

Combined total	32,700	73,300	106,000	33,600	60,700	94,300

For the three months ended June 30, 2006, total consolidated revenues increased 8%, consolidated net income increased 48%, combined net sales orders decreased 34% and combined home deliveries increased 46% as compared to the three months ended June 30, 2005. For the six months ended June 30, 2006, total consolidated revenues increased 12%, consolidated net income increased 70%, combined net sales orders decreased 20% and combined home deliveries increased 42% as compared to the six months ended June 30, 2005. Consolidated sales value in backlog at June 30, 2006 as compared to June 30, 2005 decreased by 13% to $1.8 billion. Our joint ventures had an additional $1.1 billion in sales backlog at June 30, 2006. Our combined home cancellation rate was approximately 35% for the three months ended June 30, 2006 as compared to 24% for the three months ended March 31, 2006, and 14% for the three months ended June 30, 2005. The increase in the combined home cancellation rate is a result of the challenging housing market which we discuss in further detail below.

We build homes for inventory (speculative homes) and on a pre-sold basis. At June 30, 2006, we had 8,151 homes completed or under construction on a combined basis compared to 7,467 homes at December 31, 2005. Approximately 24% of these homes were unsold at June 30, 2006 compared to 19% at December 31, 2005. At June 30, 2006, we had 156 completed unsold homes in our inventory on a combined basis, an increase of 9% from 143 homes at December 31, 2005. Approximately 34% of our completed, unsold homes at both June 30, 2006 and December 31, 2005 had been completed for more than 90 days. We actively work to control our finished speculative home inventory to reduce carrying costs, increase our available capital and improve our gross margins.

 Off Balance Sheet Arrangements

Land and Homesite Option Contracts

We enter into land and homesite option contracts to procure land or homesites for the construction of homes. Option contracts generally require the payment of cash or the posting of a letter of credit for the right to acquire land or homesites during a specified period of time at a certain price. Option contracts allow us to control significant homesite positions with a minimal capital investment and substantially reduce the risk associated with land ownership and development. At June 30, 2006, we had refundable and non-refundable deposits of $215.3 million and had issued letters of credit of approximately $247.3 million associated with our option contracts. The financial exposure for nonperformance on our part in these transactions generally is limited to our deposits and/or letters of credit.

Additionally, at June 30, 2006, we had performance / surety bonds outstanding of approximately $303.7 million and letters of credit outstanding of approximately $33.7 million primarily related to land development activities.

Investments in Unconsolidated Joint Ventures

We have entered, and expect to continue to enter, into joint ventures that acquire and develop land for our Homebuilding operations and/or that also build and market homes for sale to third parties. Through joint ventures, we reduce and share our risk associated with land ownership and development and extend our capital resources. Our partners in these joint ventures generally are unrelated homebuilders, land sellers, financial investors or other real estate entities. In joint ventures where the assets are being financed with debt, the borrowings are non-recourse to us except that we have agreed to complete certain property development commitments in the event the joint ventures default and to indemnify the lenders for losses resulting from fraud, misappropriation and similar acts. At June 30, 2006, we had investments in unconsolidated joint ventures of $249.9 million. We account for these investments under the equity method of accounting. These unconsolidated joint ventures are limited liability companies or limited partnerships in which we have a limited partnership interest and a minority interest in the general partner. At June 30, 2006, we had receivables of $83.0 million from these joint ventures due to loans and advances, unpaid management fees and other items. The debt covenants under our revolving credit facility contain limitations on the amount of our direct cash investments in joint ventures.

We believe that the use of off-balance sheet arrangements enables us to acquire rights in land which we may not have otherwise been able to acquire at favorable terms. As a result, we view the use of off-balance sheet arrangements as beneficial to our Homebuilding activities.

Three Months Ended June 30, 2006 Compared to Three Months Ended June 30, 2005

Homebuilding revenues increased 7% to $659.6 million for the three months ended June 30, 2006, from $615.8 million for the three months ended June 30, 2005. This increase is due to an increase in revenues from home sales to $641.6 million for the three months ended June 30, 2006, from $582.1 million for the comparable period in 2005, partially offset by a decrease in revenues from land sales to $18.0 million for the three months ended June 30, 2006, as compared to $33.7 million for the three months ended June 30, 2005. The 10% increase in revenue from home sales was due to a 9% increase in the average price of consolidated homes delivered to $315,000 from $289,000 in the comparable period of the prior year. The increase in the average price of homes delivered is due to increased demand in many of our markets during 2005 which allowed us to increase prices and to a lesser degree to changes in product mix. Revenues from land sales may fluctuate significantly from period to period as we sell tracts of land or developed homesites in an attempt to diversify our risk and recognize embedded profits. As part of our land inventory management strategy, we regularly review our land portfolio. As a result of these reviews, we will seek to sell land when we have changed our strategy for a certain property and/or we have determined that the potential profit realizable from a sale of a property outweighs the economics of developing a community. In addition, from time to time, we acquire large tracts of entitled and unentitled land where we expect that a portion of such land, during or after the development process, will be sold to third parties. Land sales are incidental to our residential homebuilding operations and are expected to continue in the future.

Our homebuilding gross profit increased 20% to $164.6 million for the three months ended June 30, 2006, from $137.7 million for the three months ended June 30, 2005. This increase is primarily due to improved gross margin on home sales. Our gross margin on home sales increased to 24.9% for the three months ended June 30, 2006, from 23.0% for the three months ended June 30, 2005. This increase from period to period is primarily due to increased prices of homes delivered in markets with strong housing demand partially offset by higher incentives realized on homes delivered. For the three months ended June 30, 2006, our incentives on a per delivery basis increased 107% to $16,700 per home delivered as compared to $8,100 per home delivered for the three months ended June 30, 2005. For the three months ended June 30, 2006, we generated gross profit from land sales of $5.2 million, as compared to $3.8 million for the comparable period in 2005.

SG&A expenses increased to $104.4 million for the three months ended June 30, 2006, from $77.1 million for the three months ended June 30, 2005. The increase in SG&A expenses is due primarily to: (1) an increase of $7.3 million in compensation due to increased incentive compensation tied to 2006 earnings for the first half of the year, including increased income from unconsolidated joint ventures; (2) $6.4 million in severance expenses resulting from employee termination benefits and contract termination costs relating to certain consulting contracts from which we do not expect to receive economic benefit during the remaining terms; (3) an increase of $7.2 million in commissions and advertising costs, as a result of the more challenging housing market; (4) an increase in professional and consulting fees of $2.0 million; and (5) an increase of $1.5 million in stock-based compensation.

SG&A expenses as a percentage of revenues from home sales for the three months ended June 30, 2006 increased to 16.3%, as compared to 13.2% for the three months ended June 30, 2005. The 310 basis point increase in SG&A expenses as a percentage of home sales revenues is due to the factors discussed above. Our ratio of SG&A expenses as a percentage of revenues from home sales is also affected by the fact that our consolidated revenues from home sales do not include revenues recognized by our unconsolidated joint ventures; however, the compensation and other expenses incurred by us in connection with certain of these joint ventures are included in our consolidated SG&A expenses. For the three months ended June 30, 2006, the income associated with these joint ventures was $37.9 million, including management fees of $10.8 million, and is shown separately as income from joint ventures in our consolidated statement of income.

Our income from joint ventures increased to $37.9 million for the three months ended June 30, 2006 from $8.1 million for the three months ended June 30, 2005. The increase in joint venture income is due to: (1) an increase in the number of joint ventures; (2) an increase in the number of joint venture deliveries to 1,190 deliveries for the three months ended June 30, 2006 from 203 deliveries for the three months ended June 30, 2005; and (3) an increase in management fees of $5.2 million, to $10.8 million for the three months ended June 30, 2006 from $5.6 million for the three months ended June 30, 2005.

Our net profit margin is calculated by dividing net income by home sales revenues. For the three months ended June 30, 2006, our net profit margin increased to 10.5% from 7.9% due to improved gross margins on home sales and increased income from unconsolidated joint ventures.

Net Sales Orders and Homes in Backlog (combined)

For the three months ended June 30, 2006, net sales orders decreased by 34% as compared to the same period in 2005. The decrease in net sales orders is due to: (1) decreased demand in certain markets that had previously experienced high demand, which has resulted in a decrease in customer traffic; (2) higher cancellation rates; (3) intentional efforts to slow sales rates to match our production rates, particularly in our Transeastern joint venture; and (4) land development and permitting issues that prevented us from opening certain communities within previously anticipated time frames. We expect these factors to continue to negatively impact our combined net sales orders until the markets normalize.

Our gross sales for the three months ended June 30, 2006, decreased by 12% as compared to the same period in 2005. Our cancellation rate increased to 35% for the three months ended June 30, 2006 from 14% for the three months ended June 30, 2005. All of our regions, except our Texas region, have experienced an increase in cancellation rates for the quarter as compared to 2005. Our West region had the largest increase in cancellation rate to 55% for the three months ended June 30, 2006 from 12% for the three months ended June 30, 2005. The cancellation rates for our Florida, Mid-Atlantic and Texas regions were 32%, 27% and 24%, respectively, for the three months ended June 30, 2006.

We had 8,793 homes in backlog as of June 30, 2006, as compared to 7,460 homes in backlog as of June 30, 2005. The increase in backlog primarily is due to the acquisition of Transeastern’s homebuilding assets and operations in August 2005 which included a significant amount of backlog (3,038 homes), partially offset by a decline in net sales orders. However, from December 31, 2005, our homes in backlog have declined by 12% from 10,021 homes in backlog due primarily to the trend of declining net sales orders as compared to the increase in deliveries.

Backlog Sales Value (consolidated)

The sales value of backlog decreased 13% to $1.8 billion at June 30, 2006, from $2.1 billion at June 30, 2005, due to a 15% decrease of homes in backlog to 5,367 as of June 30, 2006 from 6,335 as of June 30, 2005. The decrease of homes in backlog was offset by an increase in the average selling price of homes in backlog to $343,000 from $332,000 from period to period. The increase in the average selling price of homes in backlog was primarily due to our ability to increase prices in markets with strong housing demand during 2005 as well as our continued efforts to phase sales to maximize gross margins.

Joint Venture Backlog Sales Value

Joint venture revenues are not included in our consolidated financial statements. At June 30, 2006, the sales value of our joint ventures’ homes in backlog was $1.1 billion compared to $389.1 million at June 30, 2005. This increase is due primarily to the acquisition of the Transeastern operations.

Financial Services

Financial Services revenues increased to $17.4 million for the three months ended June 30, 2006, from $11.4 million for the three months ended June 30, 2005. This 52% increase is due primarily to an increase in the number of closings at our title operations and increased gains in selling mortgages in the secondary market by our mortgage operations due to a shift toward more fixed rate mortgages. For the three months ended June 30, 2006, our mix of mortgage originations was 19% adjustable rate mortgages (of which approximately 89% were interest only) and 81% fixed rate mortgages, which is a shift from 40% adjustable rate mortgages and 60% fixed rate mortgages in the comparable period of the prior year. The average FICO score of our homebuyers during the three months ended June 30, 2006 was 731, and the average loan to value ratio on first mortgages was 76%. For the three months ended June 30, 2006, approximately 10% of our homebuyers paid in cash as compared to 11% during the three months ended June 30, 2005. Our combined mortgage operations capture ratio for non-cash homebuyers increased to 67% (excluding the Transeastern JV) for the three months ended June 30, 2006 from 61% for the three months ended June 30, 2005. The number of closings at our mortgage operations increased to 1,605 for the three months ended June 30, 2006, from 1,267 for the three months ended June 30, 2005. Our combined title operations capture ratio increased to 97% of our homebuyers for the three months ended June 30, 2006, from 87% for the comparable period in 2005. The capture ratio for the three months ended June 30, 2005 was affected by an organizational change in our Phoenix operations causing a loss of closings during the period. The number of closings at our title operations increased to 6,621 for the three months ended June 30, 2006, from 5,938 for the same period in 2005. Non-affiliated customers accounted for approximately 68% of our title company revenues for the three months ended June 30, 2006.

Financial Services expenses increased to $11.0 million for the three months ended June 30, 2006, from $9.0 million for the three months ended June 30, 2005. This 22% increase is a result of increased compensation and slightly higher staff levels.

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

Homebuilding revenues increased 11% to $1,273.9 million for the six months ended June 30, 2006, from $1,149.4 million for the six months ended June 30, 2005. This increase is due to an increase in revenues from home sales to $1,227.9 million for the six months ended June 30, 2006, from $1,094.5 million for the comparable period in 2005, partially offset by a decrease in revenues from land sales to $46.0 million for the six months ended June 30, 2006, as compared to $54.9 million for the six months ended June 30, 2005. The 12% increase in revenue from home sales was due to an 11% increase in the average price of consolidated homes delivered to $314,000 from $282,000 in the comparable period of the prior year. The increase in the average price of homes delivered is due to increased demand in many of our markets during 2005 which allowed us to increase prices and to a lesser degree to changes in product mix.

Our homebuilding gross profit increased 24% to $315.0 million for the six months ended June 30, 2006, from $253.5 million for the six months ended June 30, 2005. This increase is primarily due to improved gross margin on home sales offset by $5.4 million of asset impairment losses resulting from the write-down of assets under development to fair market value. Our gross margin on home sales increased to 25.0% for the six months ended June 30, 2006, from 22.4% for the six months ended June 30, 2005. This increase from period to period is primarily due to increased prices of homes delivered in markets with strong housing demand partially offset by higher incentives realized on homes delivered. For the six months ended June 30, 2006, our incentives on a per delivery basis increased 69% to $14,400 per home delivered as compared to $8,500 per home delivered for the six months ended June 30, 2005. For the six months ended June 30, 2006, we generated gross profit from land sales of $8.3 million, as compared to $8.2 million for the comparable period in 2005.

SG&A expenses increased to $201.8 million for the six months ended June 30, 2006, from $156.5 million for the six months ended June 30, 2005. The increase in SG&A expenses is due primarily to: (1) an increase of $21.2 million in compensation due to increased incentive compensation tied to forecasted 2006 earnings for the first half of the year, including increased income from unconsolidated joint ventures; (2) an increase of $7.1 million in severance expenses resulting from employee termination benefits and contract termination costs relating to certain consulting contracts for which we do not expect to receive economic benefit during the remaining terms; (3) an increase of $10.3 million in commissions and advertising costs, as a result of the more challenging housing market; (4) an increase in professional and consulting fees of $1.7 million; and (5) an increase of $2.1 million in stock-based compensation, partially offset by a decrease in litigation settlements of $3.9 million.

SG&A expenses as a percentage of revenues from home sales for the six months ended June 30, 2006 increased to 16.4%, as compared to 14.3% for the six months ended June 30, 2005. The 210 basis point increase in SG&A expenses as a percentage of home sales revenues is due to the factors discussed above. Our ratio of SG&A expenses as a percentage of revenues from home sales is also affected by the fact that our consolidated revenues from home sales do not include revenues recognized by our unconsolidated joint ventures; however, the compensation and other expenses incurred by us in connection with certain of these joint ventures are included in our consolidated SG&A expenses. For the six months ended June 30, 2006, the income associated with these joint ventures was $65.7 million, including management fees of $21.8 million, and is shown separately as income from joint ventures in our consolidated statement of income.

Our income from joint ventures increased to $65.7 million for the six months ended June 30, 2006 from $10.7 million for the six months ended June 30, 2005. The increase in joint venture income is due to: (1) an increase in the number of joint ventures; (2) an increase in the number of joint venture deliveries to 2,085 deliveries for the six months ended June 30, 2006 from 344 deliveries for the six months ended June 30, 2005; and (3) an increase in management fees of $14.9 million, to $21.8 million for the six months ended June 30, 2006 from $6.9 million for the six months ended June 30, 2005.

Our net profit margin is calculated by dividing net income by home sales revenues. For the six months ended June 30, 2006, our net profit margin increased to 10.0% from 6.6% due to improved gross margins on home sales and increased income from unconsolidated joint ventures.

Net Sales Orders (combined)

For the six months ended June 30, 2006, net sales orders decreased by 20% as compared to the same period in 2005. The decrease in net sales orders is due to: (1) decreased demand in certain markets that had previously experienced high demand; (2) intentional efforts to slow sales rates to match our production rates, particularly in our Transeastern joint venture; (3) higher cancellation rates; and (4) land development and permitting issues that prevented us from opening certain communities within previously anticipated time frames. We expect these factors to continue to negatively impact our combined net sales orders until the markets normalize.

Our gross sales for the six months ended June 30, 2006, decreased by 2% as compared to the same period in 2005. Our cancellation rate increased to 29% for the six months ended June 30, 2006 from 14% for the six months ended June 30, 2005. All of our regions experienced an increase in cancellation rates. Our West region had the largest increase in cancellation rate to 36% for the six months ended June 30, 2006 from 12% for the six months ended June 30, 2005.

Financial Services

Financial Services revenues increased to $32.6 million for the six months ended June 30, 2006, from $21.4 million for the six months ended June 30, 2005. This 52% increase is due primarily to an increase in the number of closings at our title operations and increased gains in selling mortgages in the secondary market by our mortgage operations due to a shift toward more fixed rate mortgages. For the six months ended June 30, 2006, our mix of mortgage originations was 20% adjustable rate mortgages (of which approximately 89% were interest only) and 80% fixed rate mortgages, which is a shift from 41% adjustable rate mortgages and 59% fixed rate mortgages in the comparable period of the prior year. The average FICO score of our homebuyers during the six months ended June 30, 2006 was 729, and the average loan to value ratio on first mortgages was 77%. For the six months ended June 30, 2006, approximately 11% of our homebuyers paid in cash as compared to 10% during the six months ended June 30, 2005. Our combined mortgage operations capture ratio for non-cash homebuyers increased to 67% (excluding the Transeastern JV) for the six months ended June 30, 2006 from 61% for the six months ended June 30, 2005. The number of closings at our mortgage operations increased to 3,043 for the six months ended June 30, 2006, from 2,403 for the six months ended June 30, 2005. Our combined title operations capture ratio increased to 97% of our homebuyers for the six months ended June 30, 2006, from 84% for the comparable period in 2005. The capture ratio for the six months ended June 30, 2005 was affected by an organizational change in our Phoenix operations causing a loss of closings during the period. The number of closings at our title operations increased to 12,337 for the six months ended June 30, 2006, from 10,538 for the same period in 2005. Non-affiliated customers accounted for approximately 67% of our title company revenues for the six months ended June 30, 2006.

Financial Services expenses increased to $21.7 million for the six months ended June 30, 2006, from $17.7 million for the six months ended June 30, 2005. This 23% increase is a result of increased compensation and slightly higher staff levels.